As filed with the Securities and Exchange Commission on March 10, 2020

Registration No. 333-224287

Registration No. 333-228349

UNITED STATES
SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

POST-EFFECTIVE AMENDMENT NO. 1

File No. 333-224287

POST-EFFECTIVE AMENDMENT NO. 1

File No. 333-228349

TO FORM S-8

REGISTRATION STATEMENT
UNDER THE SECURITIES ACT OF 1933

NETLIST, INC.

(Exact name of registrant as specified in its charter)

Delaware	95-4812784
(State or other jurisdiction of	(I.R.S. Employer
incorporation or organization)	Identification No.)

175 Technology Drive, Suite 150

Irvine, CA 92618

(Address of Principal Executive Offices) (Zip Code)

Amended and Restated 2006 Equity Incentive Plan of Netlist, Inc.

Employment Inducement Stock Option Agreement

(Full title of the plan)

Chun K. Hong

President, Chief Executive Officer and Chairman of the Board

175 Technology Drive, Suite 150, Irvine, CA 92618

(Name and address of agent for service)

(949) 435-0025

(Telephone number, including area code, of agent for service)

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, a smaller reporting company or an emerging growth company. See the definitions of “large accelerated filer,” “accelerated filer,” “smaller reporting company” and “emerging growth company” in Rule 12b-2 of the Exchange Act.

Large accelerated filer ☐	Accelerated filer ☐	Non-accelerated filer ☒	Smaller reporting company ☒

Emerging growth company ☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 7(a)(2)(B) of the Securities Act.  ☐

DEREGISTRATION OF UNSOLD SECURITIES

Netlist, Inc. (the “Company” or “Registrant”) is filing these post-effective amendments (the “Post-Effective Amendments”) to the following Registration Statements on Form S-8 (each, a “Registration Statement,” and collectively, the “Registration Statements”), which have been previously filed with the Securities and Exchange Commission (the “SEC”), to deregister certain shares of the Company’s common stock, par value $0.001 per share (“Common Stock”), registered but unsold or otherwise unissued under the below Registration Statements as follows:

•	Registration Statement on Form S-8 (No. 333-224287) filed with the SEC on April 13, 2018, pertaining to the registration of (i) 1,200,000 shares of Common Stock available for issuance under the Amended and Restated 2006 Equity Incentive Plan of the Company and (ii) 300,000 shares of Common Stock that may be issued upon exercise of an employment inducement stock option award (the “Advani Inducement Award”) granted to Rahul Advani pursuant to a Stock Option Agreement dated March 28, 2018 between the Company and Mr. Advani (the “Advani Agreement”).

With respect to the Common Stock subject to the Advani Inducement Award, 187,500 shares of Common Stock included in this Registration Statement are no longer issuable pursuant to the Advani Agreement.

•	Registration Statement on Form S-8 (No. 333-228349) filed with the SEC on November 13, 2018, pertaining to the registration of an aggregate of 800,000 shares of Common Stock issuable upon exercise of employment inducement stock option awards, consisting of (i) 400,000 shares of Common Stock issuable upon exercise of an employment inducement stock option award granted to Alexander Tinsley pursuant to a Stock Option Agreement dated August 15, 2018 between the Company and Mr. Tinsley and (ii) 400,000 shares of Common Stock issuable upon exercise of an employment inducement stock option award (the “Hausman Inducement Award”) granted to Charles Hausman pursuant to a Stock Option Agreement dated October 12, 2018 between the Company and Mr. Hausman (the “Hausman Agreement”).

With respect to the Common Stock subject to the Hausman Inducement Award, 400,000 shares of Common Stock included in this Registration Statement are no longer issuable pursuant to the Hausman Agreement.

Therefore, in accordance with an undertaking made by the Company in the Registration Statements to remove from registration, by means of a post-effective amendment, the securities registered under the Registration Statements that have not been sold, the Company hereby amends the Registration Statements to deregister (i) 187,500 shares of Common Stock registered and unsold under the Registration Statement on Form S-8 (No. 333-224287) and (ii) 400,000 shares of Common Stock registered and unsold under the Registration Statement on Form S-8 (No. 333-228349).

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, as amended (the “Securities Act”), the Registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused the Post-Effective Amendments to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Irvine, State of California, on March 10, 2020.

NETLIST, INC.

By:	/s/ Chun K. Hong
Chun K. Hong
President, Chief Executive Officer and Chairman of the Board

Pursuant to the requirements of the Securities Act, the Post-Effective Amendments have been signed by the following persons in the capacities and on the dates indicated.

Signature	Title(s)	Date

/s/ Chun K. Hong	President, Chief Executive Officer and Chairman of the Board	March 10, 2020
Chun K. Hong	(Principal Executive Officer)

/s/ Gail Sasaki	Vice President and Chief Financial Officer	March 10, 2020
Gail Sasaki	(Principal Financial and Principal Accounting Officer)

/s/ Jun S. Cho	Director	March 10, 2020
Jun S. Cho

/s/ Kiho Choi	Director	March 10, 2020
Kiho Choi

/s/ Blake A. Welcher	Director	March 10, 2020
Blake A. Welcher

INDEX TO EXHIBITS

		Filed	Incorporated by Reference
Exhibit No.	Description	Herewith	Form	File No.	Exhibit	Filing Date
23.1	Consent of KMJ Corbin & Company LLP.	X

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